Exhibit 4.25

THIS AGREEMENT is made the    day of 2002

BETWEEN:

(1)	CELLTECH GROUP PLC (company number 2159282) (the “Parent”) and the other companies set out in the Schedule to this Agreement as the same may be altered from time to time by written agreement between the Bank and the Parent (the “Overdraft Group”); and

(2)	THE ROYAL BANK OF SCOTLAND plc acting as agent for NATIONAL WESTMINSTER BANK Plc (the “Bank”)

NOW IT IS AGREED as follows:

1.	FACILITY

In consideration of the Unlimited Inter Company Composite Guarantee dated 20 August 2001 as the same may be altered or amended from time to time (the “Guarantee”), the Bank agrees to net the balances on the accounts of the Overdraft Group with the Bank specified in the Schedule hereto (the “Group Accounts”) as the same may be altered or amended from time to time.

2.	LIMITS

Further, the Bank is prepared to grant an overdraft on the Group Accounts (the “Overdraft”), which may be drawn in Sterling or in any currency, other than Sterling, which is freely available in the London Interbank Market and is freely convertible into Sterling (an “Optional Currency”), and will be subject to the following limits:

(a)	the aggregate of the Sterling equivalent of the cleared debit balances on the Group Accounts less the aggregate of the Sterling equivalent of the cleared credit balances on the Group Accounts must not exceed £10,000,000 (the “Net Amount”); and

(b)	the aggregate of the Sterling equivalent of the cleared debit balances on the Group Accounts must not exceed £20,000,000.

The Bank may decline to pay a cheque or allow any other payment or withdrawal from any Group Account (whether in credit or in debit) which would result in the Net Amount being exceeded. This means that one company in the Overdraft Group may not be able to draw on a credit balance on a Group Account in its name as a result of a debit balance on another Group Account. It is the responsibility of the Overdraft Group to liaise with each other to ensure that these arrangements do not have an adverse effect on the operations of each Group Account.

If the Bank does pay a cheque or allow any other payment or withdrawal resulting in the Net Amount being exceeded, it will not mean that the Overdraft limit has changed or that the Bank will agree to pay any other cheque or allow any other payment or withdrawal which would have that effect.

The Bank may disregard any uncleared credits for the purpose of calculating the utilisation of the Overdraft (and any interest payable). If the Bank does pay a cheque or allow any other payment or withdrawal against uncleared credits, this does not mean it is bound to do so at other times.

3.	AVAILABILITY

The Overdraft is uncommitted and is available subject to the terms hereof, from the date on which the conditions precedent detailed in this Agreement are satisfied, subject to annual review or until such earlier date on which the Bank gives notice of its intention to withdraw the Overdraft.

4.	PURPOSE

The Overdraft is to be used by the Overdraft Group for its general corporate purposes.

5.	CONDITIONS PRECEDENT

The Overdraft shall not be available until the Bank has received a copy of this Agreement signed by each member of the Overdraft Group and is satisfied with the same.

6.	INTEREST

Interest will be charged as follows:

(a)	where the aggregate of the cleared debit and credit balances on those Group Accounts denominated in Sterling is in debit, at a rate of 1% per annum above the Bank’s fluctuating base rate and shall be debited to account number 04408012 at the Bank’s 15 Bishopsgate, London Branch (50-00-00);

(b)	where the aggregate of the cleared debit and credit balances on those Group Accounts denominated in US Dollars is in debit, at a rate of 1% per annum above the Bank’s Base Rate (which may be revised daily) for US Dollars and shall be debited in arrear to account number 140-02-03004430 at the Bank’s 15 Bishopsgate, London Branch (50-00-00);

(c)	where the aggregate of the cleared debit and credit balances on those Group Accounts denominated in euro is in debit, at a rate of 1% per annum above the Bank’s Base Rate (which may be revised daily) for euro and shall be debited in arrear to account number 550-00-06631622 at the Bank’s 15 Bishopsgate, London Branch (50-00-00); and

(d)	in the case of any debit position on a Group Account denominated in an Optional Currency other than US Dollars or euro, and without aggregating any credit balances on any such accounts, at a rate of 1% per annum above the Bank’s Base Rate (which may be revised daily) for such currency and shall be debited in arrear to the relevant account.

Interest will accrue from day to day, will be calculated on the basis of the actual number of days elapsed and a year of 360 or 365 days or other wise, depending on market practice for the currency in question, and will be debited in arrear to the accounts specified above on the Bank’s usual charging days.

7.	UTILISATION AND REPAYMENT

Notwithstanding anything to the contrary, expressed or implied, in this Agreement, the Bank reserves the right at any time and from time to time in its absolute discretion (and without being obliged to give any reason for so doing) to decline to permit any payment or withdrawal from any Group Account (whether in credit or debit) and/or, in accordance with normal banking terms and conditions, to demand immediate repayment of any debit balance on any Group Account. If the Bank demands repayment, it may net the balances on all Group Accounts and if any sum remains outstanding the Bank reserves the right to charge default interest on this sum at a rate of 4% per annum above the Bank’s fluctuating base rate both before and after judgment.

8.	SETOFF

Without prejudice to the Bank’s rights under the Guarantee the Bank reserves the right at any time and without prior notice to set-off, against each other, debit and credit balances on any Group Accounts and each member of the Overdraft Group hereby expressly consents to such set off. Furthermore, without prejudice to the Bank’s right of set-off the Bank agrees to give written notice to the Parent of any exercise of its right of set-off as soon as is practicable thereafter.

9.	STERLING EQUIVALENTS

For the purposes of this Agreement, any credit or debit balance on the Group Accounts in an Optional Currency will be converted to Sterling on the basis of the Bank’s spot rate of exchange at the relevant time.

10.	CHANGES

The Overdraft Group (excluding the Parent) by signing and returning the duplicate of this Agreement, shall be deemed to have agreed to: (a) additions to and/or deletions from (i) the companies in Overdraft Group and (ii) the Group Accounts; and (b) the Parent negotiating extensions of and/or amendments to the terms of the Overdraft, such additions and/or deletions, extensions and/or amendments to be agreed in writing from time to time between the Bank and the Parent.

11.	GOVERNING LAW

This Overdraft shall be governed by and construed in accordance with the laws of England and the parties hereto submit to the jurisdiction of the English courts.

Please sign and return the enclosed duplicate of this Agreement if the above terms are acceptable.

Schedule

Company	Sterling Account Numbers	US Dollar Account Numbers	Euro Account Numbers
The Parent	20503717

Medeva Limited Medeva Limited—Unpresented Dividend Account Medeva Limited—Dividend Account (company number 2086530)	04408012 04458737 97280720	02-03004430	00-06631622

Celltech Pharmaceuticals Limited (company number 209905)	04437888	02-01662376	00-06790860

Celltech Manufacturing Services Limited (company number 4066383)	71111433

All accounts maintained at Sort Code 50-00-00

SIGNED FOR AND ON BEHALF OF:-

THE ROYAL BANK OF SCOTLAND plc

as agent for National Westminster Bank Plc

By:	/s/ John Day

Address: Corporate & Institutional Banking, 8th Floor, 135 Bishopsgate, London, EC2M 3UR

CELLTECH GROUP PLC

By:	/s/ Peter J. Fellner

MEDEVA LIMITED

By:	/s/ Peter V. Allen

CELLTECH PHARMACEUTICALS LIMITED

By:	/s/ Peter V. Allen

CELLTECH MANUFACTURING SERVICES LIMITED

By:	/s/ Peter V. Allen

Extract from Minutes of a Meeting of the Board of Directors of Celltech Group plc held on 29th January 2003

1.	Royal Bank of Scotland Overdraft

Reference was made to the existing overdraft arrangements with The Royal Bank of Scotland, acting as agent for National Westminster Bank plc (the “Bank”) which may be drawn in Sterling, Dollars or Euros up to an aggregate of £10,000,000 on the net balance and an aggregate of £20,000,000 on any individual balance.

A Netting Agreement covering the arrangement was produced and read over to the Meeting, its terms approved and IT WAS RESOLVED that the Agreement be subscribed for and on behalf of the Company by a Director of the Company and once signed be delivered to the Bank.